Exhibit 23.8

Consent of Independent Auditors

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-219795) of MPLX LP of our report dated February 13, 2015, with respect to the consolidated statements of income and retained earnings, comprehensive income, and cash flows of Explorer Pipeline Company for the year ended December 31, 2014, incorporated by reference, which report appears in MPLX LP’s Current Report on Form 8-K, dated September 1, 2017 and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Tulsa, Oklahoma
October 6, 2017